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                                                                    EXHIBIT 4.16

THIS SERVICES AGREEMENT is effective this 11th day of June, 2004

BETWEEN:

      METALLICA RESOURCES INC.
      (the "Company")

      - AND -

      OLIVER LENNOX-KING
      (the "Service Provider")

BACKGROUND:

The Company carries on a business primarily consisting of minerals exploration and development.

The Company is of the opinion that the Service Provider has the necessary qualifications, experience and abilities to provide services in connection with the Company's desire to pursue merger, acquisition and combination opportunities.

The Service Provider is agreeable to providing such merger, acquisition and combination consulting services to the Company, on the terms and conditions as set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the parties to this Agreement agree as follows:

    Engagement

    The Company hereby agrees to engage the Service Provider to pursue and evaluate corporate merger, acquisition and combination opportunities for the Company and such other services as the Company and the Service Provider may agree upon from time to time (the "Services"), and the Service Provider hereby agrees to provide the Services to the Company.

    Term of Agreement

    The term of this Agreement will begin on the date of this Agreement and will remain in full force and effect until completion of the Services.

    Performance

    Both parties agree to do everything necessary to ensure that the terms of this Agreement take effect.

    Compensation

    For the Services provided by the Service Provider under this Agreement, the Company will pay to the Service Provider compensation in the amount of US$600.00 per day. Compensation will be payable once per month within 10 days

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    of receipt and approval of Service Provider's invoice. The Company is entitled to deduct from the Service Provider's compensation any applicable deductions and remittances as required by law.

    In the event that a transaction involving Penoles' Pinos Altos project in Mexico is consummated, the Audit Committee will consider a finders fee payment to the Service Provider.

    Expenses

    The Service Provider will be reimbursed from time to time for all reasonable and necessary expenses incurred by the Service Provider in connection with providing the Services hereunder. The Service Provider will furnish statements and vouchers to the Company for all such expenses.

    Notice

    All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and either served personally, by registered mail or by facsimile. The addresses for any notice to be delivered to any of the parties to this Agreement are as follows:

          Metallica Resources Inc.
          c/o Metallica Management Inc.
          12200 East Briarwood Ave., Suite 165
          Centennial, Colorado  80112
          Facsimile:  303-796-0265

          Oliver Lennox-King
          43 Benlamond Ave.
          Toronto, Ontario  M4E 1Y8
          Facsimile: 416-363-6806

    or to such other address as to which any party may from time to time notify the other.

    Capacity/Independent Contractor

    It is expressly agreed that the Service Provider is acting as an independent contractor and not as an employee in providing the Services hereunder. The Service Provider and the Company acknowledge that this Agreement does not create a partnership or joint venture between them.

    Modification of Agreement

    Any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party or an authorized representative of each party.

    Time of the Essence

    Time will be of the essence of this Agreement and of every part hereof. No extension or variation of this Agreement will operate as a waiver of this provision.

    Entire Agreement

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    It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressed in it.

    Severability

    In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

    Currency

    Unless otherwise provided for, all monetary amounts referred to herein will be paid in US dollars.

    Governing Law

    It is the intention of the parties to this Agreement that this Agreement and the performance under this Agreement, and all suits and special proceedings under this Agreement, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of the Province of Ontario, without regard to the jurisdiction in which any action or special proceeding may be instituted.

IN WITNESS WHEREOF the parties have duly executed this Service Agreement this 11th day of June, 2004.

                  /s/ Richard J. Hall
                  Richard J. Hall
                  President and CEO
                  Metallica Resources Inc.

                  /s/ Oliver Lennox-King
                  Oliver Lennox-King
                  Service Provider